Exhibit 99.1

Contacts:

Media Relations

James Fisher

703-433-8677

james.w.fisher@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

Investor.relations@sprint.com

SPRINT NEXTEL AMENDS TERMS OF CREDIT AGREEMENTS

OVERLAND PARK, Kan. – November 7, 2008 – Sprint Nextel Corp. (NYSE: S) today announced that it has amended the terms of its credit agreement originally entered into on December 19, 2005. The amended credit agreement provides a $4.5 billion revolving credit facility, replacing the $6 billion revolving credit facility. The company also paid down $1.0 billion of the outstanding loan amount under the amended credit agreement.

Under the amended credit facility, the full $4.5 billion will remain available until final maturity in 2010 and up to $3 billion may be used to secure letters of credit. The amended credit agreement includes: (i) a change in the ratio of total indebtedness to trailing four quarter EBITDA adjusted for certain other non-recurring charges to a maximum of 4.25 to 1 from a maximum of 3.5 to 1, (ii) the addition of certain domestic subsidiaries as guarantors, (iii) an interest rate increase from LIBOR plus a margin of 0.75% to LIBOR plus a margin between 2.50% and 3.00% depending on the company’s debt ratings, and (iv) a covenant regarding restricted payments that includes a restriction against paying cash dividends unless certain conditions are met.

The company simultaneously amended its $750 million credit agreement with Export Development Canada, originally entered into on March 23, 2007, to incorporate the same covenant changes.

ABOUT SPRINT NEXTEL

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving nearly 51 million customers at the end of the third quarter 2008; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.